Exhibit 99.1
FOR IMMEDIATE RELEASE

December 17, 2008

Contacts:	(Analysts) Kris Wenker (763) 764-2607 (Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS STRONG GROWTH IN FISCAL 2009 SECOND QUARTER
Company Raises Full Year 2009 EPS Guidance
     MINNEAPOLIS, MINN.— General Mills (NYSE: GIS) today reported results for the second quarter of fiscal 2009. Net sales for the 13 weeks ended Nov. 23, 2008, increased 8 percent to $4.01 billion. Segment operating profits grew 9 percent to $782 million despite higher input costs and a 21 percent increase in consumer marketing investment. Net earnings totaled $378 million after a net reduction related to mark-to-market valuation of certain commodity positions and a net gain from the sale of the Pop Secret microwave popcorn business (these items are discussed below in the section titled Corporate Items). Diluted earnings per share (EPS) totaled $1.09 including a 49-cent net reduction related to mark-to-market valuation and a 22-cent gain from the sale of Pop Secret. Last year’s second quarter earnings of $1.14 per share included a 3-cent increase from mark-to-market valuation of certain commodity positions. Excluding the Pop Secret gain in 2009 and the mark-to-market impacts in both years, earnings per share for the second quarter of 2009 would have totaled $1.36, up from $1.11 in the period last year.
     Chairman and Chief Executive Officer Ken Powell said, “We’re continuing to see strong consumer demand for our products in markets around the world. Our segment operating profit margin held steady despite higher input costs and the strong double-digit increase in consumer marketing to support our brands. Performance through the first half of 2009 has us solidly on track to deliver strong sales and earnings growth for the year.”
     Through the first six months of 2009, General Mills’ net sales grew 11 percent to $7.51 billion. Segment operating profits increased 9 percent to $1.41 billion. Six-month net earnings totaled $657 million after a net reduction related to mark-to-market valuation of certain commodity positions and the net gain from the Pop Secret sale. Diluted earnings per share totaled $1.88 including a 65-cent net reduction related to mark-to-market valuation and a 21-cent gain from the Pop Secret sale. Last year’s six-month earnings per share of $1.95 included a 3-cent increase related to mark-to-market valuation of certain commodity positions. Excluding the Pop Secret gain in 2009 and mark-to-market valuation impacts from both years, six month earnings per share would have been $2.32 in 2009, up 21 percent from $1.92 in last year’s first half.
U.S. Retail Segment Results
Second-quarter net sales for General Mills’ U.S. Retail operations grew 10 percent to $2.79 billion. Pound volume growth contributed 5 points of the sales increase. Segment operating profits grew 9 percent to $638 million including 24 percent higher consumer marketing spending in the period. This brand-building included new advertising campaigns supporting both new and established products.
     Net sales for the Baking Products division grew 16 percent due to strong sales of Betty Crocker dessert mixes and Gold Medal flour. Yoplait division net sales grew 14 percent reflecting continued good performance by Yoplait Light, Yo-Plus and Fiber One yogurts. Net sales for Pillsbury USA grew 12 percent led by Totino’s pizza and pizza rolls, and key Pillsbury refrigerated dough products. Meals division net sales rose 10 percent. Big G cereal net sales grew 8 percent in the second quarter. Net sales for the Snacks division matched prior year levels despite the absence of Pop Secret sales in the period this year. Net sales for the Small Planet Foods division grew 26 percent including results for the Lärabar business acquired in June 2008.
     Through six months, U.S. Retail segment net sales rose 11 percent to $5.08 billion. Pound volume growth accounted for 5 points of the sales increase. Segment operating profits grew 10 percent to $1.16 billion.
International Segment Results
Second-quarter net sales for General Mills’ consolidated international businesses grew 2 percent to $676 million. Pricing and mix contributed 13 points of growth. Pound volume reduced net sales growth by 3 points, and the negative impact of foreign currency translation reduced net sales growth by 8 points. Sales on a constant currency basis matched or exceeded prior-year levels in every major geographic region in which the company competes. International segment operating profits totaled $80 million, down $5 million from prior-year levels due to the impact of foreign currency translation.
     Through the first half, International segment net sales grew 8 percent to $1.37 billion. Pricing and mix contributed 11 points of growth, pound volume reduced net sales growth by 2 points, and foreign currency translation reduced net sales growth by 1 point. Operating profits grew 2 percent to $158 million despite the negative impact of foreign currency exchange.
Bakeries & Foodservice Segment
Second-quarter net sales for the Bakeries and Foodservice segment grew 6 percent to $550 million, as pricing and mix offset a 6 percent decline in pound volume. The sales growth included good performance in foodservice, bakery and convenience store channels. Cereal, yogurt and snack products all posted good sales gains. Operating profits grew 33 percent in the second quarter to $64 million reflecting pricing and positive sales mix.
     Through the first six months, Bakeries and Foodservice net sales rose 11 percent to $1.07 billion. Lower pound volume reduced net sales growth by 5 points. Segment operating profits grew 10 percent to $91 million.
Joint Venture Summary
After-tax earnings from joint ventures totaled $33 million in the second quarter of 2009, up from $28 million a year ago. Last year’s second quarter included a $1 million after-tax charge associated with a restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Joint venture net sales grew 1 percent in the second quarter, reflecting negative impact from foreign currency translation and the absence of revenues in 2009 from the 8th Continent soymilk business that was sold in February 2008.
     Through six months, after-tax earnings from joint ventures totaled $64 million, up 28 percent from $50 million after tax earned in last year’s first half. Prior-year joint venture results included restructuring charges of $3 million after-tax.

Corporate Items
Corporate unallocated expense totaled $292 million in the second quarter of 2009, up from $26 million in the same period a year ago. This year’s second-quarter expense includes a negative mark-to-market impact of $269 million on certain commodity hedge positions and grain inventories, primarily reflecting declines in the market prices of commodities from levels at the end of the first quarter on August 24, 2008. In last year’s second quarter, the company recorded an $18 million mark-to-market gain, along with an $11 million gain on the sale of a corporate investment.
     In this year’s second quarter, the company recorded a $129 million gain on the sale of the Pop Secret microwave popcorn business.
     Restructuring, impairment and other exit costs totaled $2 million in the second quarter of 2009. These costs all related to previously announced restructuring actions. In last year’s second quarter, the company recorded restructuring, impairment and other exit costs of $3 million, and also recorded $17 million of associated costs (primarily accelerated depreciation) in cost of sales.
     Net interest expense totaled $98 million in the second quarter of 2009, down from $116 million in last year’s second quarter due to lower debt levels and rates. The effective tax rate for the quarter was 33.4 percent down from 36.5 percent a year ago, primarily due to tax credits. Through the first six months, the effective tax rate was 34.1 percent, generally in line with the expected full-year rate of 34 to 34.5 percent.
Cash Flow Highlights
Cash flow from operations totaled $364 million through November 2008 compared to $444 million through the first half of last year. Capital expenditures through the first half totaled $241 million compared to $186 million last year. Dividends through six months grew to $294 million. The company repurchased 19 million shares of common stock during the first half, including 11 million shares repurchased during the second quarter.
Outlook
Powell said, “The economic environment is challenging, but our brands are a good fit with consumers’ need for great-tasting, healthy, convenient foods at good value. We’ll continue to support the sales momentum in our businesses with product news, new product introductions and ongoing increases in consumer marketing investment. “
     The company reaffirmed its 2009 input cost inflation estimate of 9 percent and said that foreign currency translation is now expected to reduce reported sales and earnings for the year. Despite these headwinds, the company increased its full-year earnings guidance to $3.83 to $3.87 per share before any impact from mark-to-market valuation and excluding the Pop Secret gain. Previously, 2009 earnings guidance was $3.81 to $3.85 per share before the mark-to-market impact and the Pop Secret gain.
Total company segment operating profit is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (operating profit) appears in the attached operating segment results schedule. Earnings per share excluding mark-to-market valuation of certain commodity positions and the divestiture gain is also a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (earnings per share) appears in Note 8 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.
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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 23,	Nov. 25,		Nov. 23,	Nov. 25,
	2008	2007	% Change	2008	2007	% Change
Net sales	$4,010.8	$3,703.4	8.3%	$7,508.2	$6,775.4	10.8%
Cost of sales	2,791.2	2,372.2	17.7%	5,096.8	4,288.0	18.9%
Selling, general, and administrative expenses	729.4	641.3	13.7%	1,448.8	1,272.9	13.8%
Divestiture (gain)	(128.8)	—	NM	(128.8)	—	NM
Restructuring, impairment, and other exit costs	2.5	2.8	(10.7%)	5.2	17.3	(69.9%)

Operating profit	616.5	687.1	(10.3%)	1,086.2	1,197.2	(9.3%)
Interest, net	98.5	115.9	(15.0%)	187.2	229.2	(18.3%)

Earnings before income taxes and after-tax earnings from joint ventures	518.0	571.2	(9.3%)	899.0	968.0	(7.1%)
Income taxes	173.1	208.3	(16.9%)	306.3	338.6	(9.5%)
After-tax earnings from joint ventures	33.3	27.6	20.7%	64.0	50.0	28.0%

Net earnings	$378.2	$390.5	(3.1%)	$656.7	$679.4	(3.3%)

Earnings per share — basic	$1.14	$1.19	(4.2%)	$1.96	$2.04	(3.9%)

Earnings per share — diluted	$1.09	$1.14	(4.4%)	$1.88	$1.95	(3.6%)

Dividends per share	$0.43	$0.39	10.3%	$0.86	$0.78	10.3%

	Quarter Ended			Six-Month Period Ended
	Nov. 23,	Nov. 25,	Basis Pt	Nov. 23,	Nov. 25,	Basis Pt
	2008	2007	Change	2008	2007	Change
Comparisons as a % of net sales:
Gross margin	30.4%	36.0%	(560)	32.1%	36.7%	(460)
Selling, general, and administrative expenses	18.2%	17.3%	(90)	19.3%	18.8%	(50)
Operating profit	15.4%	18.6%	(320)	14.5%	17.7%	(320)
Net earnings	9.4%	10.5%	(110)	8.8%	10.0%	(120)

	Quarter Ended			Six-Month Period Ended
	Nov. 23,	Nov. 25,	Basis Pt	Nov. 23,	Nov. 25,	Basis Pt
	2008	2007	Change	2008	2007	Change
Comparisons as a % of net sales excluding impact of mark-to-market valuation related to certain commodity positions and gain on divestiture:
Gross margin	37.1%	35.5%	160	36.9%	36.5%	40
Operating profit	18.9%	18.1%	80	17.6%	17.4%	20
Net earnings	11.8%	10.2%	160	10.8%	9.9%	90
See Note 8 for a reconciliation of this measure not defined by generally accepted accounting principles (“GAAP”).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 23,	Nov. 25,		Nov. 23,	Nov. 25,
	2008	2007	% change	2008	2007	% change

Net sales:
U.S. Retail	$2,785.1	$2,521.0	10.5%	$5,075.4	$4,552.7	11.5%
International	676.2	665.7	1.6%	1,366.4	1,265.1	8.0%
Bakeries and Foodservice	549.5	516.7	6.3%	1,066.4	957.6	11.4%

Total	$4,010.8	$3,703.4	8.3%	$7,508.2	$6,775.4	10.8%

Operating profit:
U.S. Retail	$638.3	$583.8	9.3%	$1,164.6	$1,057.1	10.2%
International	79.7	84.3	(5.5%)	158.2	155.3	1.9%
Bakeries and Foodservice	63.9	48.0	33.1%	90.6	82.0	10.5%

Total segment operating profit	781.9	716.1	9.2%	1,413.4	1,294.4	9.2%

Unallocated corporate items	291.7	26.2	NM	450.8	79.9	NM
Divestiture (gain)	(128.8)	—	NM	(128.8)	—	NM
Restructuring, impairment, and other exit costs	2.5	2.8	(10.7%)	5.2	17.3	(69.9%)

Operating profit	$616.5	$687.1	(10.3%)	$1,086.2	$1,197.2	(9.3%)

	Quarter Ended			Six-Month Period Ended
	Nov. 23,	Nov. 25,	Basis Pt	Nov. 23,	Nov. 25,	Basis Pt
	2008	2007	Change	2008	2007	Change

Segment operating profit as a % of net sales:
U.S. Retail	22.9%	23.2%	(30)	22.9%	23.2%	(30)
International	11.8%	12.7%	(90)	11.6%	12.3%	(70)
Bakeries and Foodservice	11.6%	9.3%	230	8.5%	8.6%	(10)

Total segment operating profit	19.5%	19.3%	20	18.8%	19.1%	(30)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions, Except Par Value)

	Nov. 23,	Nov. 25,	May 25,
	2008	2007	2008
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$639.6	$530.1	$661.0
Receivables	1,234.2	1,221.8	1,081.6
Inventories	1,583.3	1,567.2	1,366.8
Deferred income taxes	33.6	75.3	—
Prepaid expenses and other current assets	527.3	449.5	510.6

Total current assets	4,018.0	3,843.9	3,620.0

Land, buildings, and equipment	2,958.2	2,974.5	3,108.1
Goodwill	6,598.4	6,752.4	6,786.1
Other intangible assets	3,678.2	3,764.3	3,777.2
Other assets	1,856.9	1,746.4	1,750.2

Total assets	$19,109.7	$19,081.5	$19,041.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$840.2	$786.1	$937.3
Current portion of long-term debt	113.6	2,049.2	442.0
Notes payable	2,698.9	2,046.0	2,208.8
Deferred income taxes	—	—	28.4
Other current liabilities	1,331.3	1,341.8	1,239.8

Total current liabilities	4,984.0	6,223.1	4,856.3

Long-term debt	5,105.5	3,599.1	4,348.7
Deferred income taxes	1,447.0	1,413.6	1,454.6
Other liabilities	2,035.7	1,923.9	1,923.9

Total liabilities	13,572.2	13,159.7	12,583.5

Minority interests	242.3	242.3	242.3

Stockholders’ equity:

Common stock, 377.3, 502.3, and 377.3 shares issued, $0.10 par value	37.7	50.2	37.7
Additional paid-in capital	1,207.2	6,173.0	1,149.1
Retained earnings	6,873.5	6,165.7	6,510.7
Common stock in treasury, at cost, shares of 41.9, 181.2, and 39.8	(2,484.4)	(6,760.4)	(1,658.4)
Accumulated other comprehensive income (loss)	(338.8)	51.0	176.7

Total stockholders’ equity	5,295.2	5,679.5	6,215.8

Total liabilities and equity	$19,109.7	$19,081.5	$19,041.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 23,	Nov. 25,
	2008	2007
Cash Flows — Operating Activities
Net earnings	$656.7	$679.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	223.6	235.6
After-tax earnings from joint ventures	(64.0)	(50.0)
Stock-based compensation	85.0	86.6
Deferred income taxes	(1.4)	(38.0)
Tax benefit on exercised options	(83.7)	(13.0)
Distributions of earnings from joint ventures	19.3	16.2
Pension, other postretirement, and postemployment benefit costs	(46.6)	(23.2)
Divestiture (gain)	(128.8)	—
Restructuring, impairment, and other exit costs (income)	(0.5)	13.4
Changes in current assets and liabilities	(268.3)	(472.6)
Other, net	(27.5)	9.3

Net cash provided by operating activities	363.8	443.7

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(241.4)	(186.4)
Acquisitions	—	0.9
Investments in affiliates, net	9.9	4.8
Proceeds from disposal of land, buildings, and equipment	0.5	11.3
Proceeds from divestiture of product line	192.5	—
Other, net	(20.1)	—

Net cash used by investing activities	(58.6)	(169.4)

Cash Flows — Financing Activities
Change in notes payable	509.0	744.0
Issuance of long-term debt	700.0	700.0
Payment of long-term debt	(259.1)	(5.7)
Settlement of Lehman Brothers forward purchase contract	—	750.0
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	—	(843.0)
Repurchase of General Mills Capital, Inc. preferred stock	—	(150.0)
Proceeds from sale of Class A limited membership interests in GMC	—	92.3
Proceeds from common stock issued on exercised options	266.5	52.4
Tax benefit on exercised options	83.7	13.0
Purchases of common stock for treasury	(1,205.8)	(1,284.5)
Dividends paid	(293.9)	(259.4)
Other, net	(4.6)	—

Net cash used by financing activities	(204.2)	(190.9)

Effect of exchange rate changes on cash and cash equivalents	(122.4)	29.6

Increase (decrease) in cash and cash equivalents	(21.4)	113.0
Cash and cash equivalents — beginning of year	661.0	417.1

Cash and cash equivalents — end of period	$639.6	$530.1

Cash Flow from Changes in Current Assets and Liabilities
Receivables	$(228.3)	$(247.5)
Inventories	(286.9)	(374.6)
Prepaid expenses and other current assets	(40.7)	25.3
Accounts payable	(1.1)	4.3
Other current liabilities	288.7	119.9

Changes in current assets and liabilities	$(268.3)	$(472.6)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarterly and six-month periods ended November 23, 2008, are not necessarily indicative of the results that may be expected for the fiscal year ending May 29, 2009.

(2)	As a part of our ongoing operations, we are exposed to market risks such as changes in commodity prices, foreign currency exchange rates, and interest rates. To manage these risks, we may enter into various derivative transactions (e.g., futures, options, and swaps) pursuant to our established policies.

As a result of the rising compliance costs and the complexity associated with the application of hedge accounting, we elected to discontinue the use of hedge accounting for all commodity derivative positions entered into after the beginning of fiscal 2008. Accordingly, the changes in the values of these derivatives are recorded in cost of sales in our Consolidated Statements of Earnings currently.

Regardless of designation for accounting purposes, we believe all of our commodity hedges are economic hedges of our risk exposures, and as a result we consider these derivatives to be hedges for purposes of measuring segment operating performance. Thus, these gains and losses are reported in unallocated corporate items outside of segment operating results until such time that the exposure we are hedging affects earnings. At that time we reclassify the hedge gain or loss from unallocated corporate items to segment operating profit, allowing our operating segments to realize the economic effects of the hedge without experiencing any resulting mark-to-market volatility, which remains in unallocated corporate items. We no longer have any open commodity derivatives previously accounted for as cash flow hedges.

Unallocated corporate items totaled $292 million of expense in the second quarter of fiscal 2009 compared to $26 million of expense in the same period in fiscal 2008. In the second quarter of fiscal 2009, we recorded a $269 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a net decrease of $18 million in the second quarter of fiscal 2008.

For the six-month period ended November 23, 2008, unallocated corporate items were $451 million of expense compared to $80 million of expense for the same period last year. The increase in expense is primarily due to a $361 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories compared to a net decrease of $17 million in the same period a year ago.

(3)	In the second quarter of fiscal 2008, we voluntarily recalled all pepperoni varieties of Totino’s and Jeno’s frozen pizzas manufactured on or before October 30, 2007, due to potential contamination. We incurred costs of $20.1 million for product write-offs, logistics and other costs related to the recall, recorded primarily in cost of sales.

(4)	During the second quarter of fiscal 2009 we sold our Pop•Secret microwave popcorn product line for $192.5 million in cash and recorded a pre-tax gain of $128.8 million. We received pre-tax cash proceeds of $158.9 million, net of transaction-related costs.

Also during the first quarter of fiscal 2009, we acquired Humm Foods, Inc. (Humm), the maker of Lärabar fruit and nut energy bars. We issued 0.9 million shares of our common stock with a value of $55 million to the shareholders of Humm as consideration for the acquisition. The pro forma effect of this acquisition was not material.

(5)	We recorded costs of restructuring, impairment, and other exit activities as follows:

			Six-Month
	Quarter Ended		Period Ended
	Nov. 23,	Nov. 25,	Nov. 23,	Nov. 25,
In Millions	2008	2007	2008	2007

Closure of Trenton, Ontario frozen dough plant	$1.5	$—	$3.5	$8.5
Restructuring of production scheduling and discontinuation of cake product line at Chanhassen, Minnesota plant	0.6	—	1.3	3.0
Closure of Poplar, Wisconsin plant	0.3	2.7	0.3	2.7
Closure of Allentown, Pennsylvania frozen waffle plant	—	—	—	10.1
Gain on sale of previously closed Vallejo, California plant	—	—	—	(7.1)
Charges associated with restructuring actions previously announced	0.1	0.1	0.1	0.1

Total	$2.5	$2.8	$5.2	$17.3

During the six-month period ended November 23, 2008, we did not undertake any new restructuring actions. We incurred incremental plant closure expenses related to previously announced restructuring activities of $2.5 million in the second quarter of fiscal 2009 and $5.2 million in the six-month period ended November 23, 2008. The charges we expect to incur in fiscal 2009 with respect to previously announced restructuring actions total $18 million.
(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

			Six-Month
	Quarter Ended		Period Ended
	Nov. 23,	Nov. 25,	Nov. 23,	Nov. 25,
In Millions, Except per Share Data	2008	2007	2008	2007

Net earnings — as reported	$378.2	$390.5	$656.7	$679.4
Capital appreciation paid on Series B-1 Interests in GMC (a)	—	—	—	(8.0)

Net earnings for basic and diluted EPS calculations	$378.2	$390.5	$656.7	$671.4

Average number of common shares — basic EPS	333.2	328.0	334.8	329.0
Incremental share effect from:
Stock options	10.7	10.7	10.9	10.8
Restricted stock, restricted stock units, and other	3.1	3.0	3.0	2.8
Forward purchase contract (b)	—	0.7	—	1.0

Average number of common shares — diluted EPS	347.0	342.4	348.7	343.6

Earnings per share — basic	$1.14	$1.19	$1.96	$2.04
Earnings per share — diluted	$1.09	$1.14	$1.88	$1.95

(a)	On August 7, 2007, we repurchased all of the Series B-1 limited membership interests in General Mills Cereals, LLC for $843 million, of which $8 million related to capital appreciation paid to the third party holders of the interests and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock in exchange for $750 million cash. These shares are included in the average number of common shares from the date of issuance. We used the cash to repay debt.

(7)	The effective tax rate for the second quarter of fiscal 2009 was 33.4 percent compared to 36.5 percent for the second quarter of fiscal 2008. The 3.1 percentage point decrease in the effective tax rate is primarily due to a 2.9 percentage point reduction related to tax credits.

(8)	We have included three measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”) and the gain on the divestiture of our Pop•Secret product line (“gain on divestiture”), (2) earnings comparisons as a percent of net sales excluding mark-to-market effects and gain on divestiture, and (3) total segment operating profit. We believe that these measures provide useful supplemental information to assess our operating performance. These measures should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

			Six-Month
	Quarter Ended		Period Ended
	Nov. 23,	Nov. 25,	Nov. 23,	Nov. 25,
Per Share Data	2008	2007	2008	2007

Diluted earnings per share, as reported	$1.09	$1.14	$1.88	$1.95
Less: mark-to-market effects (a)	(0.49)	0.03	(0.65)	0.03
Less: gain on divestiture (b)	0.22	—	0.21	—

Diluted earnings per share, excluding mark-to-market effects and gain on divestiture	$1.36	$1.11	$2.32	$1.92

(a) See Note 2.
(b) See Note 4.
Key operating performance measures, excluding impact of mark-to-market effects and gain on divestiture, as a percent of net sales are reconciled below to the measures as reported in accordance with GAAP.

	Quarter Ended
	Nov. 23, 2008		Nov. 25, 2007
Dollars, In Millions
Comparisons as a % of Net Sales Excluding Mark-to-Market Effects and Gain on Divestiture		Percent of		Percent of	Basis Pt
	Value	Net Sales	Value	Net Sales	Change

Gross margin as reported (a)	$1,219.6	30.4%	$1,331.2	36.0%	(560)
Less: mark-to-market effects	(269.2)	-6.7	17.5	0.5	(720)

Adjusted gross margin	1,488.8	37.1	1,313.7	35.5	160

Operating profit as reported	616.5	15.4	687.1	18.6	(320)
Less: mark-to-market effects	(269.2)	-6.7	17.5	0.5	(720)
Less: gain on divestiture	128.8	3.2	—	0.0	320

Adjusted operating profit	756.9	18.9	669.6	18.1	80

Net earnings as reported	378.2	9.4	390.5	10.5	(110)
Less: mark-to-market effects, net of tax	(169.6)	-4.2	11.0	0.3	(450)
Less: gain on divestiture, net of tax	74.8	1.8	—	0.0	180

Adjusted net earnings	$473.0	11.8%	$379.5	10.2%	160

(a) Net sales less cost of sales.

	Six-Month Period Ended
	Nov. 23, 2008		Nov. 25, 2007
Dollars, In Millions
Comparisons as a % of Net Sales
Excluding Mark-to-Market Effects and		Percent of		Percent of	Basis Pt
Gain on Divestiture	Value	Net Sales	Value	Net Sales	Change

Gross margin as reported (a)	$2,411.4	32.1%	$2,487.4	36.7%	(460)
Less: mark-to-market effects	(360.6)	-4.8	16.9	0.2	(500)

Adjusted gross margin	2,772.0	36.9	2,470.5	36.5	40

Operating profit as reported	1,086.2	14.5	1,197.2	17.7	(320)
Less: mark-to-market effects	(360.6)	-4.8	16.9	0.3	(510)
Less: gain on divestiture	128.8	1.7	—	0.0	170

Adjusted operating profit	1,318.0	17.6	1,180.3	17.4	20

Net earnings as reported	656.7	8.8	679.4	10.0	(120)
Less: mark-to-market effects, net of tax	(227.2)	-3.0	10.6	0.1	(310)
Less: gain on divestiture, net of tax	74.8	1.0	—	0.0	100

Adjusted net earnings	$809.1	10.8%	$668.8	9.9%	90

(a) Net sales less cost of sales.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.